Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Constellation Alpha Capital Corp. on Amendment No. 2 to Form S-4, (File No. 333-232181), of our report dated June 14, 2019, which includes an explanatory paragraph as to the Constellation Alpha Capital Corp.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Constellation Alpha Capital Corp. as of March 31, 2019 and 2018 and for each of the two years in the period ended March 31, 2019, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 2, 2019